Exhibit 23(a)







                        CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
Arch Chemicals, Inc.:

We consent to incorporation by reference in this registration statement on Form S-8 of Arch Chemicals, Inc. of our report dated January 26, 2000, relating to the consolidated balance sheets of Arch Chemicals, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity (equity prior to the distribution) and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Arch Chemicals, Inc.






/s/ KPMG LLP
Stamford, Connecticut
January 17, 2001